Exhibit 10.1

March 11, 2022

Re: First Amendment to Employment Agreement

Dear Jen:

Reference is made to the Employment Agreement by and between you and Crimson Wine Group, Ltd. (the “Company” or “Crimson Wine Group”), effective December 2, 2019 (the “Employment Agreement”). This letter (this “First Amendment”) amends the terms and conditions of the Employment Agreement and shall become effective as of the date on which it is executed.

1.    Capitalized terms used but not defined in this First Amendment will have the meanings set forth in the Employment Agreement.

2.    The “Base Salary” provision of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

$375,000 per year (the “Base Salary”) to be paid according to the Company’s normal payroll cycle, which currently pays base salary in regular installments every two (2) weeks. Your Base Salary will be reviewed at least annually by the Compensation Committee of the Board (“Compensation Committee”) and may be adjusted by the Compensation Committee in its discretion.

3.    The “Annual Bonus” provision of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

You are eligible to participate in the annual cash bonus program established by the Compensation Committee. Beginning January 1, 2022, your target annual cash bonus amount (“Target Annual Incentive”) will equal 50% of your Base Salary. The actual amount of the annual bonus paid to you, if any, will be determined by the Compensation Committee, in its sole discretion, and may be more or less than the Target Annual Incentive and will depend on, among other things, the attainment of the performance goals established by the Compensation Committee.

Annual cash bonus amounts are typically determined by the Compensation Committee and paid by the Company in January or February of the year following the year to which the bonus relates, and the bonus, if any, will be paid no later than March 15 of the year following the year to which the bonus relates. You must be employed by the Company through the date the annual bonus is paid in order to earn and be eligible to receive the bonus. Your annual cash bonus will be subject to the terms and conditions of the Company’s then existing annual incentive plan document and the Company’s policies and procedures governing its cash bonus programs (e.g., the clawback policy).

In addition to the annual cash bonus program, you may be eligible to receive additional discretionary bonuses, with such bonus amounts and bonus terms and conditions established by the Compensation Committee, in its sole discretion.

Except as otherwise provided in this First Amendment, the terms of the Employment Agreement will continue to apply and remain in full force and effect, and this First Amendment shall be interpreted in accordance therewith (to the extent not inconsistent with the terms of this First Amendment).

If the foregoing terms and conditions of this First Amendment are acceptable, please indicate your acceptance below by signing and returning this First Amendment to me.

Sincerely,

Crimson Wine Group, Ltd.

By: /s/ Colby A. Rollins
Colby A. Rollins, Member, Compensation Committee of the Board of Director

Accepted and agreed to:

/s/ Jen Locke                    Mar 11, 2022
Jen Locke                    Date